Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Jump World Holding Limited on Form F-1 of our report dated July 18, 2018, with respect to our audits of Jump World Holding Limited and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

January 25, 2019